Exhibit 99.1

INVESTOR RELATIONS CONTACT:
Rosemary Hanratty
Director of Marketing & Communications
303.262.4144
Rosemary.Hanratty@startek.com

StarTek, Inc. Reports Second Quarter 2013 Results
25% Year over Year Revenue Growth translates to 72% Gross Profit Improvement as Turnaround Continues

GREENWOOD VILLAGE, CO - August 12, 2013 - StarTek, Inc. (NYSE:SRT) today announced its second quarter 2013 financial results.

Second Quarter Highlights

•	Adjusted EBITDA of $1.9 million in the second quarter of 2013 compared to $(0.4) million in the prior year period;

•	Launched new Philippines provincial location;

•	Significant portion of IT Platform initiative moving to implementation;

•	$12.0 million of new business signed in the second quarter, including one new logo; $18.0 million signed year to date;

•	Revenue growth of 66% on all clients excluding largest two, with no one client representing more than 28% of total revenue;

•	Year to date SG&A reduction of 7.7% versus 2012; and

•	Cash balance of $10.0 million at the end of the quarter.

Second Quarter 2013 Financial Results
Second quarter 2013 revenue increased 25.1% compared to the second quarter of 2012, the result of solid growth with existing clients and new business signed in 2012. All segments showed year over year revenue growth and, while Asia Pacific margins declined versus 2012, both the Domestic and Latin America segments improved significantly. The Company had a net loss of $1.3 million, or $0.08 per share, during the second quarter of 2013 as compared to a net loss of $4.3 million, or $0.28 per share, in the second quarter of 2012.

Gross margin increased from 7.4% in the second quarter of 2012 to 10.1% in the second quarter of 2013. This improvement was due to improved Domestic margins of 12.3% in the second quarter of 2013 and the ongoing ramp of the Honduras location in Latin America. Latin America margins improved to (1.2%) in the second quarter of 2013 from (8.1%) in the second quarter of 2012.

SG&A expenses decreased 1.8% from $7.3 million during the second quarter of 2012 to $7.2 million during the second quarter of 2013, decreasing from 16.5% to 13.0% of revenue, due to the continued focus on cost management.

Subsequent to the end of the quarter, we completed an acquisition totaling $1.5 million, which will be used as a platform for us to accelerate our growth within the healthcare services vertical.

Liquidity and Capital Resources
As of June 30, 2013, the Company's cash position was approximately $10.0 million compared to $9.2 million as of December 31, 2012. The Company had approximately $0.3 million and $0.5 million in capital expenditures during the quarters ended June 30, 2013 and 2012, respectively. The acquisition of Ideal Dialogue Company, LLC resulted in a use of $0.8 million of cash during the second quarter of 2013.

"I am pleased with our year over year revenue growth across all regions," said Chad Carlson, President and Chief Executive Officer. "This is continued evidence that clients trust the execution of our team and are pleased with the solutions offered via the StarTek Advantage System. Gross margin improved in 2 of our 3 regions and Asia Pacific was held down by ramp and training costs. The challenges with operational performance in Asia Pacific, which I discussed last quarter, are largely behind us and we are off to a great start in our new provincial site in the Philippines."

For additional information on revenue and margin, please refer to the Financial Scorecard attached as Exhibit 99.2 to the Current Report on Form 8-K, which includes this press release.

Conference Call and Webcast Details
The Company will host a conference call today, August 12, 2013, at 3:00 p.m. MDT (5:00 p.m. EDT) to discuss second quarter 2013 financial results. To participate in the teleconference, please call toll-free 866.271.5140 (or 617.213.8893 for international callers) and enter “76399809”. You may also listen to the teleconference live via the Company’s website at www.startek.com. For those that cannot access the live broadcast, a replay will be available on the Company’s website at www.startek.com.

About StarTek
StarTek, Inc. is a global provider of business process outsourcing services with approximately 10,200 employees, whom we refer to as Brand Warriors, that have been committed to making a positive impact on our clients’ business results for over 25 years.  Our mission is to enable and empower our Brand Warriors to promote our clients’ brands every day to bring value to our stakeholders. We accomplish this by aligning with our clients’ business objectives, resulting in a trusted partnership.  The StarTek Advantage System is the sum total of our culture, customized solutions and processes that enhance our clients’ customer experience.  The StarTek Advantage System is focused on improving customer experience and reducing total cost of ownership for our clients.  StarTek has proven results for the multiple services we provide, including sales, order management and provisioning, customer care, technical support, receivables management, and retention programs.  We manage programs using a variety of multi-channel customer interaction capabilities, including voice, chat, email, IVR and back-office support.  StarTek has delivery centers in the U.S., Philippines, Canada, Costa Rica, Honduras and through its StarTek@Home workforce. For more information, go to www.startek.com or call +1303.262.4500.

Forward-Looking Statements
The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions.   As described below, such statements are subject to a number of risks and uncertainties that could cause StarTek's actual results to differ materially from those expressed or implied by any such forward-looking statements. These factors include, but are not limited to, risks relating to our reliance on significant customers, consolidation by our clients, the concentration of our business in the telecommunications industry, pricing pressure, maximization of capacity utilization, lack of success of our clients’ products and services, consolidation of vendors by our clients, interruptions to the Company’s business due to geopolitical conditions and/or natural disasters, foreign currency exchange risk, lack of minimum purchase requirements in our contracts, ability to hire and retain qualified employees, the timely development of new products or services, failure to implement new technological advancements, increases in labor costs, lack of wide geographic diversity, continuing unfavorable economic conditions, our ability to effectively manage growth, increases in the cost of telephone and data services, unauthorized disclosure of confidential client or client customer information, risks inherent in the operation of business outside of North America, ability of our largest stockholder to affect decisions, stock price volatility, variation in quarterly operating results and inability to renew or replace sources of capital funding.  Readers are encouraged to review Item 1A. - Risk Factors and all other disclosures appearing in the Company's Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission, for further information on risks and uncertainties that could affect StarTek’s business, financial condition and results of operation.

STARTEK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenue	$55,576	$44,421	$109,386	$95,280
Cost of services	49,955	41,150	99,037	86,672
Gross profit	5,621	3,271	10,349	8,608
Selling, general and administrative expenses	7,198	7,329	14,448	15,653
Impairment losses and restructuring charges, net	(437)	467	(437)	3,553
Operating loss	(1,140)	(4,525)	(3,662)	(10,598)
Net interest and other income	31	(84)	(66)	(187)
Loss before income taxes	(1,171)	(4,441)	(3,596)	(10,411)
Income tax expense (benefit)	101	(163)	4	(2)
Net loss	$(1,272)	$(4,278)	$(3,600)	$(10,409)

Net loss per common share - basic and diluted	$(0.08)	$(0.28)	$(0.24)	$(0.68)

Weighted average shares outstanding - basic and diluted	15,335	15,239	15,319	15,214

STARTEK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$9,995	$9,183
Trade accounts receivable, net	40,659	41,070
Other current assets	8,708	10,027
Total current assets	59,362	60,280
Property, plant and equipment, net	21,832	26,310
Other assets	7,719	6,542
Total assets	$88,913	$93,132
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$26,440	$23,879
Other liabilities	2,185	2,974
Total liabilities	28,625	26,853
Total stockholders’ equity	60,288	66,279
Total liabilities and stockholders' equity	$88,913	$93,132

STARTEK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Operating Activities
Net loss	$(1,272)	$(4,278)	$(3,600)	$(10,409)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	3,115	3,250	6,184	7,060
Impairment losses	—	—	—	3,086
Non-cash compensation cost	391	362	857	696
Amortization of deferred gain on sale leaseback transaction	(68)	—	(138)	—
Changes in operating assets & liabilities and other, net	1,297	2,141	(68)	2,830
Net cash provided by operating activities	3,463	1,475	3,235	3,263
Investing Activities
Purchases of property, plant and equipment	(330)	(455)	(1,454)	(1,617)
Proceeds from note receivable	165	165	330	330
Cash paid for acquisition of business	(750)	—	(1,500)	—
Net cash used in investing activities	(915)	(290)	(2,624)	(1,287)
Financing Activities
Other financing, net	27	2	140	6
Net cash provided by financing activities	27	2	140	6
Effect of exchange rate changes on cash	81	(290)	61	(333)
Net increase in cash and cash equivalents	2,656	897	812	1,649
Cash and cash equivalents at beginning of period	$7,339	$10,471	$9,183	$9,719
Cash and cash equivalents at end of period	$9,995	$11,368	$9,995	$11,368

STARTEK, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In thousands)
(Unaudited)

The information presented in this press release may report 1) adjusted EBITDA, which the Company defines as net income (loss) plus income tax expense (benefit), interest expense (income), impairment losses and restructuring charges, depreciation expense and stock compensation expense and 2) operating loss before impairment losses and restructuring charges. The following tables provide reconciliation of 1) adjusted EBITDA to net loss calculated in accordance with generally accepted accounting principles in the United States (GAAP) and 2) operating loss before impairment losses and restructuring charges to operating loss calculated in accordance with GAAP. This non-GAAP information should not be construed as an alternative to the reported results determined in accordance with GAAP. It is provided solely to assist in an investor’s understanding of these items on the comparability of the Company’s operations. A reconciliation of the GAAP amounts to the non-GAAP amounts is shown below.

Adjusted EBITDA:

	Three Months Ended		Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Net loss	$(1,272)	$(4,278)	$(3,600)	$(10,409)
Income tax expense (benefit)	101	(163)	4	(2)
Interest expense (income)	6	1	9	(17)
Impairment losses and restructuring charges, net	(437)	467	(437)	3,553
Depreciation expense	3,115	3,250	6,184	7,060
Stock compensation expense	391	362	857	696
Adjusted EBITDA	$1,904	$(361)	$3,017	$881

Operating Loss before Impairment Losses and Restructuring Charges:

	Three Months Ended		Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Operating loss	$(1,140)	$(4,525)	$(3,662)	$(10,598)
Impairment losses and restructuring charges, net	(437)	467	(437)	3,553
Operating loss before impairment losses and restructuring charges, net	$(1,577)	$(4,058)	$(4,099)	$(7,045)